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Exhibit (a)(1)(A)

INFORMATION SERVICES GROUP, INC.

Offer to Purchase for Cash up to $12,000,000 of its Common Stock
At a Purchase Price Not Less Than $3.30 and Not More Than $4.00 Per Share

        THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 7, 2016, UNLESS THE TENDER OFFER IS EXTENDED.

        Information Services Group, Inc., a Delaware corporation ("ISG," the "Company," "we," "us," or "our"), hereby offers to purchase for cash up to $12.0 million of shares of its issued and outstanding common stock, par value $0.001 per share (the "shares"), at a price not less than $3.30 and not more than $4.00 per share (the price as determined as provided herein, the "Purchase Price"), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the "tender offer"). The tender offer will expire at 5:00 p.m., New York City time, on April 7, 2016 (such date and time, as the same may be extended, the "Expiration Date"), unless extended.

        Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.30 and not more than $4.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $12.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price is $3.30 we would purchase 3,636,363 shares and if the Purchase Price is $4.00 we would purchase 3,000,000 shares, representing approximately 10% and 8%, respectively, of our outstanding shares as of March 8, 2016.

        We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the "odd lot" priority, proration and conditional tender provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer's "odd lot" priority, proration and conditional tender provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

        Our shares are listed and traded on the NASDAQ Global Market under the trading symbol "III." On March 9, 2016, the last reported sale price of the shares on the NASDAQ Global Market was $3.31 per share. You are urged to obtain current market quotations for the shares before deciding whether, and at what price, to tender your shares. See Section 8.

        Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the tender offer is:

BofA Merrill Lynch

The date of this Offer to Purchase is March 10, 2016

 IMPORTANT

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the tender offer (the "Information Agent"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the dealer manager for the tender offer (the "Dealer Manager"), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

        If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

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  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the tender offer (the "Depositary"), at its address shown on the back cover of this Offer to Purchase; or

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

        If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

        If you are a holder of restricted stock units ("RSUs"), you may only tender shares that you have acquired through vesting of such equity awards.

        If you are a participant in the Company's Employee Stock Purchase Plan ("ESPP"), you may tender shares that you have purchased through the ESPP through the purchase period ending September 30, 2015. You are not eligible to tender shares that you purchased in the purchase period ending December 31, 2015 or the current purchase period that will end on March 31, 2016 (even if you have made purchase contributions via payroll deductions during the current purchase period). If you have purchased shares through the ESPP up to and including the purchase period that ended September 30, 2015, and hold such shares at Solium Capital (the administrator of our ESPP) ("Solium"), contact Solium (at (877) 380-7793 toll-free in the U.S. and Canada and for all other locations at (403) 515-3909) and request that Solium tender your shares. If you have transferred your ESPP shares from Solium to another account, such shares will need to be tendered in the tender offer from that account.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), WHICH REQUIRES

THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

        OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE TENDER OFFER. SEE SECTION 2.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE TO TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		9
INTRODUCTION		10
THE TENDER OFFER		13
1.	Number of Shares; Proration.	13
2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.	15
3.	Procedures for Tendering Shares.	17
4.	Withdrawal Rights.	21
5.	Purchase of Shares and Payment of Purchase Price.	22
6.	Conditional Tender of Shares.	23
7.	Conditions of the Tender Offer.	24
8.	Price Range of Shares; Dividends.	26
9.	Source and Amount of Funds.	26
10.	Certain Information Concerning Us.	28
11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	29
12.	Legal Matters; Regulatory Approvals.	35
13.	Certain U.S. Federal Income Tax Consequences.	35
14.	Extension of the Tender Offer; Termination; Amendment.	38
15.	Fees and Expenses; Dealer Manager; Information Agent; Depositary.	39
16.	Miscellaneous.	40

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer described elsewhere in this Offer to Purchase and the related Letter of Transmittal. We urge you to read carefully this entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

        We (Information Services Group, Inc.) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

        We are conducting a tender offer by means of a modified "Dutch auction." We are offering to purchase shares having an aggregate purchase price of no more than $12.0 million, upon the terms and subject to the conditions of the tender offer, at a Purchase Price of not less than $3.30 and not more than $4.00 per share, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable after the tender offer expires. We will select the lowest Purchase Price, not less than $3.30 and not more than $4.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $12.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn. See Section 1.

        Tendering stockholders may specify the price not less than $3.30 and not more than $4.00 per share, at which they wish to tender their shares. If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $3.30 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $3.30 per share. The lower end of the price range for the tender offer is below the closing market price for the shares on March 9, 2016, the last full trading day before we commenced the tender offer, when the closing market price for the shares on the NASDAQ Global Market was $3.31.

What will be the form of payment of the Purchase Price?

        If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer. See Section 5.

How many shares will the Company purchase?

        We will purchase that number of shares having an aggregate purchase price of $12.0 million, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price is $3.30 we would purchase up to 3,636,363 shares and if the Purchase Price is $4.00 we would purchase 3,000,000 shares, representing approximately 10% and 8%, respectively, of our outstanding shares as of March 8, 2016.

        In addition, if shares having an aggregate purchase price of more than $12.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

        The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

        We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

How will the Company pay for the shares?

        The maximum value of shares purchased in the tender offer will be $12.0 million. We expect the maximum aggregate cost of this purchase, including all fees and expenses of the tender offer, to be approximately $12.4 million. We intend to pay for the share repurchase with a combination of cash on hand and borrowings under the revolving line of credit component of our existing credit facility with Bank of America, N.A. (the "Credit Agreement"). As a result of an amendment to the Credit Agreement entered into on March 9, 2016, the total amount currently available under our revolving line of credit is approximately $30.0 million ($40.0 million aggregate revolving line of credit commitment less approximately $10.0 million outstanding as of March 8, 2016). See Section 9.

How long do I have to tender my shares?

        You may tender your shares until the tender offer expires. The tender offer will expire on April 7, 2016, at 5:00 p.m., New York City time, unless we extend or terminate the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

        We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

        We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

        We believe that the tender offer is a prudent use of our financial resources given our business profile, assets and the current market price for our shares. This tender offer reflects our confidence in our future outlook and long-term value. Accordingly, we believe that an investment in our shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

        We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. This tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the trading of our shares on the NASDAQ Global Market) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, we believe that the tender offer is a mechanism for completing a sizable repurchase of our shares more rapidly than would be possible through open market purchases. See Section 2, Section 9 and Section 11.

Are there any conditions to the tender offer?

        Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including the conditions summarized below:

  •
  No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer.

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  No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

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  No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

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  No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

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  No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor's 500 Composite Index by more than 10% from the close of business on March 8, 2016, the day prior to the announcement by the Company of its intention to make the tender offer.

  •
  No tender or exchange offer for any or all of our shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction.

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  No person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction.

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  No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer.

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  The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the NASDAQ Global Market or cause the shares to be subject to deregistration under the Exchange Act.

        The tender offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

        To tender your shares, prior to 5:00 p.m., New York City time, on April 7, 2016, unless the tender offer is extended:

  •
  if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

  •
  if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

  •
  if you are an institution participating in The Depository Trust Company, which we refer to as the "Book-Entry Transfer Facility," tender your shares according to the procedure for book-entry transfer described in Section 3.

        If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

        If you are a holder of restricted stock units ("RSUs"), you may only tender shares that you have acquired through vesting of such equity awards.

        If you are a participant in the Company's Employee Stock Purchase Plan ("ESPP"), you may tender shares that you have purchased through the ESPP through the purchase period ending September 30, 2015. You are not eligible to tender shares that you purchased in the purchase period ending December 31, 2015 or the current purchase period that will end on March 31, 2016 (even if you have made purchase contributions via payroll deductions during the current purchase period). If you have purchased shares through the ESPP up to and including the purchase period that ended September 30, 2015, and hold such shares at Solium Capital (administrator of our ESPP) ("Solium"), contact Solium (at (877) 380-7793 toll-free in the U.S. and Canada and for all other locations at (403) 515-3909) and request that Solium tender your shares. If you have transferred your ESPP shares from Solium to another account, such shares will need to be tendered in the tender offer from that account.

        Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

        In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who wishes to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined by Stockholder," indicating the price (in increments of $0.10) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer", in which case you will be deemed to have tendered your shares at the minimum price of $3.30 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $3.30 PER SHARE).

        If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $3.30 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the tender offer. The lower end of the price range for the tender offer is below the closing market price for the shares on March 9, 2016, the last full trading day before we commenced the tender offer, when the closing market price for the shares on the NASDAQ Global Market was $3.31. See Section 8 for recent market prices for shares of our common stock.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

        As of March 8, 2016, we had 37,292,989 issued and outstanding shares. At the minimum price of $3.30 per share, we would purchase 3,636,363 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 10% of our outstanding shares as of March 8, 2016. At the maximum price of $4.00 per share, we would purchase 3,000,000 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 8% of our outstanding shares as of March 8, 2016. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the minimum price, we will have 33,656,626 shares outstanding immediately following the purchase of shares tendered in the tender offer. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed at the maximum price, we will have 34,292,989 shares outstanding immediately following the purchase of shares tendered in the tender offer. The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares. See Section 2.

        If any of our stockholders:

  •
  who hold shares in their own name as holders of record; or

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  who are "registered holders" as participants in the DTC's system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

        Stockholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

        The tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NASDAQ Global Market and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). If we purchase 3,636,363 shares in the tender offer (assuming the tender offer is fully subscribed at the minimum price of $3.30), we would have 33,656,626 shares outstanding following completion of the tender offer (based on the number of shares outstanding as of March 8, 2016). See Section 2.

Can I change my mind after I have tendered shares in the tender offer?

        Yes. You may withdraw any shares you have tendered at any time before the expiration of the tender offer, which will occur at 5:00 p.m., New York City time, on April 7, 2016, unless we extend or withdraw it. If we have not accepted shares for payment the shares you have tendered to us by 12:00 a.m., Midnight, New York City time, on May 5, 2016 (the fortieth business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

        If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

How do I withdraw shares I previously tendered?

        You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $12.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

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  first, from all stockholders of "odd lots" (persons who own less than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer;

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  second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer; and

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  third, if necessary to permit us to purchase shares having an aggregate purchase price of $12.0 million, from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the expiration of the tender offer.

        Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

        While our Board of Directors has authorized the tender offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company's directors and executive officers tender shares in the tender offer?

        The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer, except for David E. Berger, Executive Vice President and Chief Financial Officer, who has advised us that, although no final decision has been made, he may tender in the tender offer up to 100,000 shares of common stock. The equity ownership of our directors and executive officers who do not tender all of their shares in the tender offer will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

        Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

        The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our stockholders' equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and, to the extent that all or a portion of the purchase price for tendered shares is funded with borrowings under our Credit Agreement, an increase in indebtedness of the Company. See Section 2.

When and how will the Company pay for the shares I tender?

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

        On March 9, 2016, the last reported sale price of the shares on the NASDAQ Global Market was $3.31 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

        If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

        Rule 14e-5 prohibits us from purchasing our shares during the pendency of the tender offer, subject to certain exceptions. Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer. Beginning ten business days after the Expiration Date of the tender offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax consequences if I tender my shares?

        Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the tendered shares or (2) a distribution from us in respect of our stock. You should consult your tax advisor regarding the particular tax consequences to you of selling shares pursuant to the tender offer. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. If payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal. See Section 5 and the Letter of Transmittal.

Who can I talk to if I have questions?

        The Information Agent can help answer your questions. The Information Agent is Innisfree M&A Incorporated and their contact information is set forth on the back cover of this Offer to Purchase. You may also contact Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the tender offer, at its address and telephone number set forth on the back cover of this Offer to Purchase.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements.

        You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends" and "continue" or similar words, but this is not an exclusive way of identifying such statements. You should read statements that contain these words carefully because they: discuss future expectations; contain projections of future results of operations or financial condition; or state other "forward-looking" information. These forward-looking statements include, but are not limited to, statements relating to: ability to retain existing clients and contracts; ability to win new clients and engagements; ability to implement cost reductions and productivity improvements; beliefs about future trends in the sourcing industry; expected spending on sourcing services by clients; growth of our markets; foreign currency exchange rates; effective tax rate; and competition in the sourcing industry.

        You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements including among other things: the amount of cash on hand; business strategy; cost reductions and productivity improvements may not be fully realized or realized within the expected time frame; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the business in which ISG is engaged; fluctuations in client demand; ability to grow the business and effectively manage growth and international operations while maintaining effective internal controls; ability to hire and retain enough qualified employees to support operations; increases in wages in locations in which ISG has operations; ability to retain senior management; fluctuations in exchange rates between the U.S. dollar and foreign currencies; ability to attract and retain clients and the ability to develop and maintain client relationships based on attractive terms; legislation in the United States or elsewhere that adversely affects the performance of sourcing services offshore; increased competition; telecommunications or technology disruptions or breaches, or natural or other disasters; ability to protect ISG intellectual property and the intellectual property of others; the international nature of ISG's business; political or economic instability in countries where ISG has operations; worldwide political, economic and business conditions; and ability to source, successfully consummate or integrate strategic acquisitions. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, including Item 1A, "Risk Factors," in such report, as well as our other filings with the Commission, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company's business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company's forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by applicable law.

 INTRODUCTION

To the Holders of our Common Stock:

        Information Services Group, Inc. hereby offers to purchase for cash up to $12.0 million of shares of its issued and outstanding common stock, par value $0.001 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, and the related Letter of Transmittal. We are offering to purchase the shares at a price not less than $3.30 and not more than $4.00 per share, less any applicable withholding taxes and without interest. In addition, if shares with an aggregate purchase price of more than $12.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. See Section 1.

        Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest Purchase Price, not less than $3.30 and not more than $4.00 per share, that will allow us to purchase that number of shares having an aggregate purchase price of $12.0 million, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn, we will buy all shares properly tendered and not properly withdrawn.

        All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the stockholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to "odd lot" priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the expiration of the tender offer. See Section 1. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

        The tender offer will expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or terminate the tender offer.

        The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

        WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE TENDER OFFER. SEE SECTION 2.

        The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer, except for David E. Berger, Executive Vice President and Chief Financial Officer, who has advised us that, although no final decision has been made, he may tender in the tender offer up to 100,000 shares of common stock. The equity ownership of our directors and executive officers who do not tender all of their shares in the tender offer will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer. See Section 11.

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $12.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

  •
  first, from all holders of "odd lots" (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

  •
  second, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

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  third, if necessary to permit us to purchase shares having an aggregate purchase price of $12.0 million, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder's shares be purchased if any of the stockholder's shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

        Therefore, we may not purchase all of the shares tendered pursuant to the tender offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning "odd lot" priority, proration and conditional tender procedures.

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to U.S. federal income tax backup withholding on the gross proceeds paid to the holder or other payee pursuant to the tender offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

        As of March 8, 2016, we had 37,292,989 shares of our common stock issued and outstanding. At the minimum price of $3.30 per share, we would purchase 3,636,363 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 10% of our outstanding shares as of March 8, 2016. At the maximum price of $4.00 per share, we would purchase 3,000,000 shares if the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, which would represent approximately 8% of our outstanding shares as of March 8, 2016. The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer as well as the Purchase Price for such shares.

        The shares are listed and traded on the NASDAQ Global Market. On March 9, 2016, the last reported sale price of the shares on the NASDAQ Global Market was $3.31 per share. On March 8, 2016, the last trading day prior to the announcement of the tender offer, the last reported sale price of the shares on the NASDAQ Global Market was $3.28 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

 THE TENDER OFFER

1.     Number of Shares; Proration.

        General.    Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to $12.0 million of shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a price determined by us of not less than $3.30 and not more than $4.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. If shares having an aggregate purchase price of more than $12.0 million are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the Expiration Date. In addition, we expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements.

        If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

        If we:

  •
  increase the maximum price to be paid above $4.00 per share or decrease the price to be paid below $3.30 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

  •
  increase the aggregate purchase price for shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

  •
  decrease the aggregate purchase price for shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., Midnight, New York City time.

        In accordance with the instructions to the Letter of Transmittal, stockholders wishing to tender shares must specify the price, not less than $3.30 and not more than $4.00 per share, at which they are willing to sell their shares to the Company. Alternatively, stockholders wishing to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $3.30 or as high as $4.00. If tendering stockholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that such stockholder's shares will be deemed to be tendered at the minimum price of $3.30 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder's shares being purchased at the minimum price of $3.30 per share. The lower end of the price range for the tender offer is below the closing market price for the shares on March 9, 2016, the last full trading day before we commenced the tender offer, when the closing market price for the shares on the NASDAQ Global Market was $3.31.

        THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

        All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

        Priority of Purchases.    If the terms and conditions of the tender offer have been satisfied or waived and shares having an aggregate purchase price of less than $12.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered and not properly withdrawn.

        If the conditions to the tender offer have been satisfied or waived and shares having an aggregate purchase price in excess of $12.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

  •
  first, we will purchase all shares tendered by all holders of "odd lots" (as defined below) who:

  •
  tender at or below the Purchase Price all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

  •
  complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

  •
  second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

  •
  third, if necessary to permit us to purchase shares having an aggregate purchase price of $12.0 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the tender offer may not be purchased. It is also possible that none of the shares conditionally tendered will be purchased.

        Odd Lots.    The term "odd lots" means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned by you in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such stockholder's shares pursuant to the tender offer must complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

        Proration.    If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Certain Effects of the Tender Offer.

        Purpose of the Tender Offer.    Our Board of Directors determined that this tender offer is a prudent use of the Company's financial resources given its business profile, assets and the current market price for our shares. This tender offer reflects the Board of Directors' confidence in our future outlook and long-term value. Accordingly, we believe that an investment in our shares at the range of offered prices continues to represent an attractive use of our available cash. We believe that shrinking our equity base, in conjunction with continued appropriate investment in our business, will create long-term value for our stockholders.

        We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The tender offer provides stockholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the trading of our shares on the NASDAQ Global Market) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price. Conversely, the tender offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, we believe that the tender offer is a mechanism for completing a sizable repurchase of our shares more rapidly than would be possible through open market purchases.

        While our Board of Directors has authorized the tender offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares or at what price to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. You should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials, before taking any action with respect to the tender offer.

        The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer, except for David E. Berger, Executive Vice President and Chief Financial Officer, who has advised us that, although no final decision has been made, he may tender in the tender offer up to 100,000 shares of common stock. The equity ownership of our directors and executive officers who do not tender all of their shares in the tender offer will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer. See Section 11.

        Certain Effects of the Tender Offer.    As of March 8, 2016, we had 37,292,989 shares of our common stock issued and outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, if the Purchase Price is $3.30, we would purchase 3,636,363 shares and if the Purchase Price is $4.00, we would purchase 3,000,000 shares, representing approximately 10% and 8%, respectively, of our outstanding shares as of the date of March 8, 2016. Stockholders may be able to sell non-tendered shares in the future on the NASDAQ Global Market or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

        The tender offer will reduce our "public float," which is the number of shares owned by non-affiliate stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other stockholders who do not participate or participate only in part in the tender offer.

        Based on the published guidelines of the NASDAQ Global Market and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting of the remaining shares on the NASDAQ Global Market. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the NASDAQ Global Market or eligible for deregistration under the Exchange Act.

        The shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board's margin rules and regulations.

        We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the NASDAQ Global Market. We have no current plans for the reissuance of shares purchased in this tender offer.

        We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 and Rule 14e-5 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

        Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

  •
  any material change in our present dividend rate or policy, our indebtedness or our capitalization;

  •
  any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

  •
  any other material change in our corporate structure or business;

  •
  any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ Global Market;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than the settlement of outstanding restricted stock unit awards granted to certain employees (including directors and officers); or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Nothing in the tender offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Stockholders tendering shares in the tender offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares resulting from such potential future events.

3.     Procedures for Tendering Shares.

        Proper Tender of Shares.    For shares to be tendered properly pursuant to the tender offer:

  •
  the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

  •
  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

        In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) "Shares Tendered at Price Determined by Stockholder" in the Letter of Transmittal the price (in increments of $0.10) at which they are tendering shares or (2) "Shares Tendered at Price Determined Pursuant to the Tender Offer" in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

        If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned "Shares Tendered at Price Determined Pursuant to the Tender Offer." Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $3.30 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $3.30 per share.

        A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

        STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

        Odd lot holders who tender all their shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

        Book-Entry Delivery.    The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the "Book-Entry Transfer Facility") for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

        Method of Delivery.    The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        Signature Guarantees.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned "Special Delivery Instructions" or captioned "Special Payment Instructions" in the Letter of Transmittal or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 7 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

        Guaranteed Delivery.    If a stockholder wishes to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such stockholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary by the Expiration Date; and

  •
  the certificates for such shares (or a confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent's Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ Global Market trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        U.S. Federal Backup Withholding Tax.    To prevent the potential imposition of U.S. federal backup withholding tax (currently, at a rate of 28%) on the gross proceeds payable to a tendering holder pursuant to the tender offer, each tendering holder must submit to the Depositary a correct, completed and signed IRS Form W-9 ("Form W-9") (for U.S. Holders, as defined in Section 13) or IRS Form W-8BEN or IRS Form W-8BEN-E ("Form W-8BEN"), IRS Form W-8IMY ("Form W-8IMY"), IRS Form W-8ECI ("Form W-8ECI"), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 13), or otherwise establish an exemption from backup withholding. See Section 13 below.

        Withholding for Non-U.S. Holders.    An applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder (as defined in Section 13) pursuant to the tender offer at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from such withholding tax, a Non-U.S. Holder must deliver to the withholding agent a validly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or (ii) if such holder is otherwise able to establish that no or a reduced amount of tax is due. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares pursuant to the tender offer, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

        Tender Constitutes an Agreement.    The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the tender offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty to us that: (1) the stockholder has a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

        Return of Unpurchased Shares.    If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Lost, Stolen, Destroyed or Mutilated Certificates.    Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Continental Stock Transfer & Trust Company, as Transfer Agent for our shares, at (800) 509-5586 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

        CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.     Withdrawal Rights.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 a.m., Midnight, New York City time, on May 5, 2016, the fortieth business day after March 10, 2016, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

  •
  be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

  •
  specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

        If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an

Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

        Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

        We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Purchase of Shares and Payment of Purchase Price.

        On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $12.0 million for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary's account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (3) any other required documents.

        For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

        We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT OR OTHERWISE.

        In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

6.     Conditional Tender of Shares.

        Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder's shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal and indicate the minimum numbers of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors.

        After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the "Shares Tendered at Price Determined Pursuant to the Tender Offer" alternative would result in an aggregate purchase price of more than $12.0 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

        After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate purchase price of $12.0 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.     Conditions of the Tender Offer.

        Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after March 10, 2016 (or such earlier date as may be specified in the relevant condition), and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

  (1)
  there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

  (2)
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

  (3)
  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries' business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

  (4)
  there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the NASDAQ Composite Index or the Standard and Poor's 500 Composite Index measured from the close of trading on March 8, 2016, the day prior to the announcement by the Company of its intention to make the tender offer;

  (5)
  a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer);

  (6)
  we learn that (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before March 10, 2016); (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 10, 2016, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of our outstanding shares; (iii) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

  (7)
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the tender offer shall not have been obtained on terms satisfactory to us in our reasonable discretion;

  (8)
  there shall have been any change or changes have occurred or are threatened in our or our any of subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the tender offer to us; or

  (9)
  the Company shall have determined that consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the NASDAQ Global Market or otherwise cause the shares to be eligible for deregistration under the Exchange Act.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14.

8.     Price Range of Shares; Dividends.

        The shares are listed and traded on the NASDAQ Global Market under the trading symbol "III." The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the NASDAQ Global Market.

	Market Price
	High	Low
2014
First Quarter	$5.69	$4.04
Second Quarter	5.25	4.55
Third Quarter	4.81	3.80
Fourth Quarter	4.55	3.45
2015
First Quarter	$4.36	$3.76
Second Quarter	4.81	3.72
Third Quarter	4.73	3.64
Fourth Quarter	4.07	3.21
2016
First Quarter (through March 8, 2016)	$3.88	$2.90

        On March 9, 2016, the last reported sale price of the shares on the NASDAQ Global Market was $3.31 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

        On December 2, 2014, our Board of Directors authorized a special dividend of $0.14 per share on the Company's issued and outstanding shares of common stock. This cash dividend was paid on January 28, 2015 to shareholders of record as of January 15, 2015. Prior to this special dividend we had not paid any dividends on our common stock. Our Credit Agreement (as defined in Section 9) limits our ability to pay dividends. We amended the Credit Agreement in order to exclude the payment of the special dividend from the calculation our fixed charge coverage ratio covenant under the Credit Agreement. The payment of dividends in the future will be within the discretion of our Board of Directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition.

9.     Source and Amount of Funds.

        Assuming that the tender offer is fully subscribed, we expect that the value of shares purchased in the tender offer will be $12.0 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses of the tender offer, will be approximately $12.4 million. We intend to pay for the shares and such fees and expenses with a combination of cash on hand and borrowings under our Credit Agreement.

        Our Credit Agreement.    On May 3, 2013, we entered into a credit agreement with Bank of America, N.A. ("Bank of America") (as amended from time to time, the "Credit Agreement"), pursuant to which Bank of America agreed to lend us up to $25.0 million from time to time pursuant to a revolving line of credit (the "Revolver") and $45.0 million pursuant to a five-year term loan (the "Term Loan"). On May 3, 2013, the Company borrowed $55.0 million under the Credit Agreement to refinance its existing debt under its prior credit facility and to pay transaction costs. As of March 8, 2016, there was approximately $37.4 million outstanding under the Term Loan and $10.0 million outstanding under the Revolver. On March 9, 2016, we and Bank of America amended the Credit Agreement to:

  •
  provide for an additional $15.0 million of borrowing availability under the Revolver;

  •
  exclude any repurchases pursuant to this tender offer from the calculation of the fixed charge coverage ratio covenant under the Credit Agreement; and

  •
  amend the leverage ratio covenant in order to maintain the ratio at 3.0 to 1.0 through and including the first quarter of fiscal 2017 (removing a planned decrease of the ratio to 2.75 to 1.0 scheduled for the second quarter of fiscal 2016).

        As a result of the amendment, the total amount available under the Revolver is approximately $30.0 million ($40.0 million aggregate revolving line of credit commitment less approximately $10.0 million outstanding as of March 8, 2016). The approximately $30.0 million of borrowing availability under the Revolver will be used, along with cash on hand, for the purchase of the shares in the tender offer and the payment of all fees and expenses in connection with the tender offer.

        The obligations of ISG under the Credit Agreement are guaranteed by the active existing and future material U.S. subsidiaries of ISG (the "U.S. Subsidiaries"), and are secured by substantially all of the existing and future property and assets of ISG and the U.S. Subsidiaries, a pledge of 100% of the capital stock of the U.S. Subsidiaries, and a pledge of 65% of the capital stock of ISG's direct foreign subsidiaries (subject to certain exceptions).

        The interest rates per annum applicable to loans under the Credit Agreement will be, at ISG's option, equal to either a base rate or a LIBOR rate for one-, two-, three- or six-month interest periods chosen by ISG, in each case plus an applicable margin percentage. The applicable margin percentage is determined from time to time under the Credit Agreement based on a quarterly leverage ratio.

        Subject to certain thresholds and exceptions, ISG will be required to prepay the loans outstanding under the Credit Agreement with (i) net cash proceeds from non-ordinary course sales of property and assets of ISG or its subsidiaries, (ii) net cash proceeds from the issuance or incurrence of additional debt or equity securities of ISG or its subsidiaries and (iii) net proceeds from extraordinary receipts as defined in the Credit Agreement.

        The Credit Agreement contains customary representations, warranties, indemnities and affirmative and negative covenants. The negative covenants include, among others, certain limitations on the ability to: incur liens and indebtedness; consummate mergers, consolidations or asset sales; make guarantees and investments; and pay dividends or distributions on or make any distributions in respect of shares. In addition, the Credit Agreement contains financial covenants that require ISG to maintain on a consolidated basis a minimum fixed charge coverage ratio of greater than or equal to 1.25 to 1.0 and a senior leverage ratio of less than or equal to 3.0 to 1.0, in each case as calculated in accordance with the Credit Agreement.

        The Credit Agreement also includes certain customary events of default, including, among others, the failure to make payments when due, insolvency, certain judgments, breaches of representations and warranties, breaches of covenants and the occurrence of certain events, including cross acceleration to other indebtedness of ISG and its subsidiaries.

        The Credit Agreement, and amendments thereto, are filed as Exhibits (b)(1) to (b)(6) to the Tender Offer Statement on Schedule TO filed with the Commission by the Company on the date of this Offer to Purchase, and the description of the Credit Agreement included in this Section 9 is qualified in its entirety by reference to the Credit Agreement and amendments thereto. You should read the Credit Agreement and amendments thereto in their entirety.

        Repayment of Indebtedness.    We currently intend to repay amounts owing under the Credit Agreement from available cash flow and/or the proceeds of future indebtedness.

        The Company will incur indebtedness in connection with the Credit Agreement and the tender offer and, as a result, will be more leveraged. Increased leverage could adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

        Our ability to repay expected obligations under the Credit Agreement, and to meet our other debt or contractual obligations (including compliance with applicable financial covenants) will depend upon our future performance and our cash flow from operations, both of which are subject to prevailing economic conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under "Forward-Looking Statements" and the risks detailed in the "Risk Factors" section and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

10.   Certain Information Concerning Us.

        General.    Information Services Group, Inc. is a leading technology insights, market intelligence and advisory services company, and is incorporated in the State of Delaware. The address of its principal executive office is Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901 and its telephone number is (203) 517-3100. Our internet address is www.isg-one.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

        Additional Information About Us.    We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission's website, www.sec.gov and inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

        Incorporation by Reference.    The rules of the Commission allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed "filed" rather than "furnished").

SEC Filings	Period or Date of Report
Information Services Group, Inc. Annual Report on Form 10-K	Year ended December 31, 2015
Information Services Group, Inc. Current Report on Form 8-K (filed)	March 9, 2016 (except information furnished pursuant to Item 2.02)

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain the documents described under "Additional Information About Us" in this Section 10 and any of the documents incorporated by reference in this Offer to Purchase from the Commission's website at www.sec.gov. You can also obtain the documents described under "Additional Information About Us" in this Section 10 and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901. Please include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.   Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        As of March 8, 2016, we had 37,292,989 shares of common stock issued and outstanding. Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased in the tender offer will not be known until after that time. At the maximum purchase price of $4.00 per share, subject to any increase we may later make (subject to applicable law), we could purchase up to 3,000,000 shares if the tender offer is fully subscribed, which would represent approximately 8% of our issued and outstanding shares as of March 8, 2016. At the minimum purchase price of $3.30 per share, subject to any increase we may later make (subject to applicable law), we could purchase up to 3,636,363 shares if the tender offer is fully subscribed, which would represent approximately 10% of our issued and outstanding shares as of March 8, 2016.

        As of March 8, 2016, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 4,901,317 shares of our common stock, representing approximately 13.1% of our outstanding shares. The Company's directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer, except for David E. Berger, our Executive Vice President and Chief Financial Officer, who has advised us that, although no final decision has been made, he may tender in the tender offer up to 100,000 shares of our common stock. The equity ownership of our directors and executive officers who do not tender all of their shares in the tender offer will proportionately increase as a percentage of our issued and outstanding shares following the consummation of the tender offer.

        The following table shows, as of March 8, 2016, the aggregate number and percentage of our securities that were beneficially owned by (i) our directors and executive officers; and (ii) any person

(including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to be the beneficial owner of more than five percent of our voting securities.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Stockholders Beneficially Owning More Than 5%
Chartwell Investment Partners(2)	3,290,312	8.8%
Chevrillon & Associés(3)	2,687,495	7.2%
Marek Gumienny(4)	2,653,136	7.1%
Thomson Hortsmann & Bryant, Inc.(5)	2,101,567	5.6%
Vanguard Explorer Fund(6)	2,022,107	5.4%
Directors and Executive Officers
Michael P. Connors(7)(8)	3,509,309	9.4%
David E. Berger(9)	398,449	1.1%
R. James Cravens(10)	78,283	*
Neil G. Budnick(8)(11)	157,522	*
Gerald S. Hobbs(8)(11)	251,966	*
Christine Putur(8)(11)	40,300	*
Kalpana Raina(8)(11)	213,522	*
Donald C. Waite III(8)(11)	251,966	*
All directors and executive officers as a group (8 individuals)	4,901,317	13.1%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

(2)
Chartwell Investment Partners ("Chartwell") filed a Schedule 13G Amendment on January 5, 2016 reporting no voting power over any shares and sole dispositive power over the number of shares reflected in the table. The address of Chartwell is 1235 Westlakes Drive, Suite 400, Berwyn, PA 19312.

(3)
Chevrillon & Associés ("Chevrillon") filed a Schedule 13G Amendment on January 19, 2016 reporting beneficial ownership of the number of shares reflected in the table. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(4)
Marek Gumienny filed a Schedule 13G Amendment on February 8, 2016 reporting sole voting and dispositive power over the number of shares reflected in the table. The address of Mr. Gumienny is c/o 24 Haymarket, 3rd Floor, 24 Haymarket, London, SW1Y 4DG.

(5)
Thomson Hortsmann & Bryant, Inc. ("TH&B") filed a Schedule 13G on January 20, 2016 reporting shared voting power over 993,107 shares and sole dispositive power over the number of shares reflected in the table. The address of TH&B is 501 Merrit 7, Norwalk, CT 06851.

(6)
Vanguard Explorer Fund ("Vanguard") filed a Schedule 13G on February 9, 2016 reporting sole voting power over the number of shares reflected in the table and no dispositive power over any shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(7)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer. Shares beneficially owned exclude shares issuable in settlement of 409,818 restricted stock units that do not vest within 60 days after March 8, 2016.

(8)
Each of these individuals is a director of the Company.

(9)
Mr. Berger serves as Executive Vice President and Chief Financial Officer. Shares beneficially owned exclude shares issuable in settlement of 116,576 restricted stock units that do not vest within 60 days after March 8, 2016.

(10)
Mr. Cravens serves as Executive Vice President and Chief Human Resources & Communications Officer. Shares beneficially owned exclude shares issuable in settlement of 57,552 restricted stock units that do not vest within 60 days after March 8, 2016.

(11)
Shares beneficially owned exclude shares issuable in settlement of restricted stock units that do not vest within 60 days after March 8, 2016 as follows: (i) 62,024 for each of Messrs. Budnick, Hobbs, Waite and Ms. Raina and (ii) 65,913 for Ms. Putur.

        Transactions with Executive Officers, Directors and Other Related Persons.    In the Company's last fiscal year, there has not been and there is not currently proposed any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 10% of its common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements as described in this Offer to Purchase or documents incorporated by reference.

        Recent Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries' directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as pursuant to the recently terminated and/or suspended trading plans of the Company described below or as otherwise set forth below:

  •
  Open-Market Purchases of Our Stock: We repurchased 72,293 shares of our common stock at a weighted average purchase price of $3.36 per share. We acquired these shares pursuant to a Rule 10b5-1 plan as part of our share repurchase program described below. We have retired these shares upon settlement, thereby reducing the number of shares issued and outstanding. We will discontinue purchases of shares of our common stock for the duration of the tender offer.

  •
  Deemed Disposition: On February 1, 2016, we withheld from R. James Cravens, our Executive Vice President and Chief Human Resources & Communications Officer, 6,819 shares of our common stock at a price of $3.78 to satisfy tax withholding obligations in connection with vesting of restricted stock units.

        Share Repurchase Program.    On May 6, 2014, the Company's Board of Directors approved a share repurchase authorization of up to $20.0 million. On March 9, 2016, the Company's Board of Directors approved an additional $15.0 million to the share repurchase program, such that before taking account of any repurchases in connection with this tender offer and including the additional $15.0 million approved by the Board, there was approximately $29.7 million available under the repurchase program. The repurchase program is expected to be executed over time. In addition to this tender offer, the shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, pursuant to a Rule 10b5-1 repurchase plan or by other means in accordance with federal securities laws. The timing and the amount of any repurchases will be determined by the Company's management based on its evaluation of market conditions, capital allocation alternatives, and other factors. There is no guarantee as to the number of shares that will be repurchased, and the repurchase program may be extended, suspended or discontinued at any time without notice at the Company's discretion.

        Amended and Restated 2007 Equity and Incentive Award Plan.    The Company's Amended and Restated 2007 Equity and Incentive Award Plan (the "Plan") provides for the grant of stock options,

restricted stock, RSUs, stock appreciations rights (SARs) and other equity awards to officers, directors, employees, consultants and other service providers of the Company and its subsidiaries. The Plan is intended to benefit ISG by helping us: (i) recruit and retain key employees, directors or other independent contractors serving ISG and its affiliates; (ii) motivate such persons to exert their best efforts on behalf of ISG and its affiliates by providing incentives in the form of equity awards and cash incentive awards; and (iii) provide to such persons an added interest in the welfare of ISG as a result of their proprietary interest in ISG's success.

        The Plan is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Subject to the terms and conditions of the Plan, the Compensation Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the cash amount earnable of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret Plan terms and make all other determinations that may be necessary or advisable for the administration of the Plan.

        The Plan authorizes a broad range of award types, including: (i) stock options, which may be incentive stock options providing favorable tax treatment to employees under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or non-qualified stock options (i.e., options not qualifying for such favorable tax treatment); (ii) stock appreciation rights ("SARs"); (iii) restricted stock, an award of actual shares subject to a risk of forfeiture and restrictions on transfer; (iv) RSUs, a contractual commitment to deliver shares at a future date, which may or may not be subject to a risk of forfeiture; (v) other awards based on ISG common stock; (vi) performance-based awards, which are equity awards or incentive awards intended to qualify for full tax deductibility by ISG under Code Section 162(m); and (vii) incentive awards, a cash-denominated award earnable by achievement of performance goals.

        As of March 8, 2016, 3,180,420 shares were available for issuance under the Plan. As of March 8, 2016, the number of issued and unvested RSUs was 3,261,567 and the number of SARs, all vested, was 46,874. The SARs had an average weighted exercise price of $6.13 and an average remaining term of 1.99 years. The delivery of shares upon the exercise or settlement of an award will reduce the shares available under the Plan by one share for each share delivered, whether the delivery results from the exercise of an option or SAR or is a settlement of an RSU or other full-value award. Shares that are deliverable in connection with an award that terminates, lapses or is forfeited or canceled will be deemed not to have been delivered and will be available for further awards under the Plan. Shares withheld to pay the exercise price or tax withholding obligations relating to options or SARs will be treated as delivered under the Plan, but shares withheld to pay the tax withholding obligations relating to other awards will not be treated as delivered and therefore will be available for further awards under the Plan. Cash settlement of an award will not be treated as delivery of shares and therefore will not reduce the shares available under the Plan.

        The Plan imposes annual limits on the awards that may be granted to or earned by a single participant, as follows (share limits are subject to adjustment in the event of a stock split, recapitalization or similar transaction):

  •
  The maximum number of shares underlying options and SARs that may be granted to any one participant in any given calendar year may not exceed 750,000.

  •
  The maximum amount that may be earned under the Plan during a calendar year by a participant in connection with the settlement of awards designated as "performance-based awards" is: (i) with respect to performance-based awards that are denominated in shares, 500,000 shares and (ii) with respect to cash-denominated performance-based awards, $5,000,000. In the case of performance periods extending more than one calendar year, the applicable limitation will be apportioned over the number of full and partial years in the performance period.

  •
  The maximum grant-date fair value of equity awards granted to a non-employee director in any calendar year will be $350,000, except that this limit for a non-employee Chairman of the Board or Lead Director will be $700,000.

        Unless otherwise determined by the Compensation Committee (and subject to the limitation that in no circumstances may an award be transferred by the participant for consideration or value), an award will not be transferable or assignable by the participant otherwise than by will or by the laws of descent and distribution or to a designated beneficiary in the event of death. An award exercisable after the death of a participant may be exercised by the legatees, personal representatives, distributees or designated beneficiaries of the participant.

        The Board of Directors may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation will be made, (i) without the approval of the stockholders of ISG, if such action would increase the total number of shares reserved for the purposes of the Plan or change the maximum number of shares for which awards may be granted to any participant, (ii) without the consent of a participant, if such action would materially diminish any of the rights of the participant under any award theretofore granted to such participant under the Plan or (iii) other than as permitted in the Plan, relating to repricing of options or stock appreciation rights, to permit such repricing without the approval of the stockholders of ISG; provided, however, that the Compensation Committee may amend the Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to ISG or to participants). Under these rules, however, stockholder approval will not necessarily be required for all amendments which might increase the cost of the Plan or broaden eligibility.

        Amended and Restated 2007 Employee Stock Purchase Plan.    The Amended and Restated 2007 Employee Stock Purchase Plan (the "ESPP") permits all eligible employees of ISG an opportunity to purchase shares of its common stock through payroll deductions. All regular employees of ISG and its designated subsidiaries whose customary employment is for a least 20 hours per week and more than five months in a calendar year are eligible to participate in the ESPP, unless employees own shares possessing 5% or more of the total combined voting power or value of all classes of shares of ISG or any subsidiary. Participants may elect to deduct from 1% to 10% of their base cash compensation, excluding bonuses, stock compensation income and other forms of extraordinary compensation. Shares may be purchased by employees at three-month intervals at 90% of the fair market value on the last trading day of each three-month period. The aggregate fair market value, determined as of the first trading date of the offering period, of shares purchased by an employee may not exceed $25,000 annually. Each participant's shares of common stock will remain subject to a transfer restriction during the six month period immediately following the purchase date. The ESPP will terminate upon the earlier of (i) the termination of the ESPP by the board of directors or (ii) April 29, 2024, the tenth anniversary of the date in 2014 on which the stockholders of the Company approved the ESPP. As of December 31, 2015, a total of 1,027,086 shares were available for purchase under the ESPP. For plan years 2015, 2014 and 2013, 159,335 shares, 150,095 shares and 164,632 shares, respectively, were issued.

        Director Compensation.    The compensation for ISG's non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. Our non-employee director compensation program for 2016 consists of an annual cash retainer of $40,000 and a grant of RSUs with a fixed dollar value of $110,000 based on the fair market value of ISG common stock on the grant date, for service on the Board of Directors for the fiscal year ending on December 31, 2016. The RSUs vest over a three-year period, subject to accelerated vesting in the event of a change in control or the death or disability of the non-employee director.

        Executive Compensation.    Our executive compensation program applies to our three named executive officers, as well as senior leaders of the Company's significant service lines or practices and its functional department leaders. The material elements of our executive compensation program include a mix of the following, at the discretion of the Compensation Committee: base salary, an annual cash incentive opportunity and an equity component. On an annual basis, based on the Company's performance and individual performance, the Compensation Committee approves bonuses payable in a combination of cash and RSUs. In addition, from time to time at its discretion, the Compensation Committee periodically has made equity awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. A key consideration in making these awards also is to promote retention of the grantee and long-term service to the Company. Similarly, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company.

        Change of Control.    Pursuant to the terms of the Plan, in the event of a Change in Control (as defined in the Plan), (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

        Registration Rights Agreement.    On February 6, 2007, ISG entered into a registration rights agreement with certain stockholders including Oenoke Partners, LLC, which was an affiliate of Mr. Connors, our Chairman and Chief Executive Officer, under which such stockholders are entitled to make up to two demands that we register the resale of their shares. These stockholders may elect to exercise these registration rights at any time, subject to the transfer restrictions imposed by the lock-up agreements. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to November 16, 2007, subject to the transfer restrictions imposed by the lock-up agreements. ISG will bear the expenses incurred in connection with the filing of any such registration statements.

        Agreements, Arrangements or Understandings.    Except as otherwise described in this Offer to Purchase or documents incorporated by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        The foregoing descriptions of agreements and arrangements involving the shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

12.   Legal Matters; Regulatory Approvals.

        We are not aware of the applicability of any anti-trust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section 7.

13.   Certain U.S. Federal Income Tax Consequences.

        The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the tender offer. This summary is based upon the Code, applicable U.S. Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        This discussion addresses only holders who hold their shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose "functional currency" is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities and investors in such entities, persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction, persons subject to the alternative minimum tax, and persons who acquired their shares upon the exercise of stock options or otherwise as compensation. This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

        Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the tender offer, including the applicability and effects of any state, local or non-U.S. tax laws.

        We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the tender offer or that any such position would be sustained.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

        The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships holding our shares should consult their own tax advisors.

        U.S. Holders.    The sale of shares pursuant to the tender offer will, depending on each tendering holder's particular circumstances, be treated for U.S. federal income tax purposes as either a sale or exchange of shares or as a distribution from us with respect to our stock. Under Section 302 of the Code, a sale of shares pursuant to the tender offer generally will be treated as a sale or exchange if the sale: (i) results in a "complete termination" of the holder's interest in the Company, (ii) is "substantially disproportionate" with respect to the holder or (iii) is "not essentially equivalent to a dividend" with respect to the holder (collectively, the "Section 302 tests"). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. Stockholders should be aware that acquisitions or dispositions of shares as part of a plan that includes the stockholder's tender of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. Stockholders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer.

        A sale of shares pursuant to the tender offer generally will result in a "complete termination" if either (i) the U.S. Holder owns none of our shares actually or constructively immediately after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns none of our shares and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the "complete termination" test through a waiver of attribution should consult their tax advisors.

        A sale of shares pursuant to the tender offer generally will result in a "substantially disproportionate" redemption with respect to a U.S. Holder if the percentage of the Company's outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of shares actually and constructively owned by the U.S. Holder immediately before the sale.

        A sale of shares pursuant to the tender offer generally will be treated as "not essentially equivalent to a dividend" with respect to a U.S. Holder if it results in a "meaningful reduction" of the U.S.

Holder's proportionate interest in the Company. The IRS has indicated in published guidance that even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over the corporation's business would constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test to their particular circumstances.

        If a U.S. Holder satisfies any of the Section 302 tests, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the tender offer and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The ability to deduct capital losses is subject to limitations.

        Under the "wash sale" rules of the Code, recognition of a loss on shares sold pursuant to the tender offer will ordinarily be disallowed to the extent a holder acquires substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the tender offer. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss.

        If a U.S. Holder does not satisfy any of the Section 302 tests, amounts received by such U.S. Holder pursuant to the tender offer will be treated as a distribution with respect to such U.S. Holder's shares. The distribution would be treated as a dividend taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits. Provided certain holding period and other requirements are satisfied, (i) non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a reduced rate on the gross amount treated as dividends and (ii) corporate U.S. Holders generally will be eligible for a dividends-received deduction in respect of the dividends they receive. Corporate U.S. Holders may also be subject to the "extraordinary dividend" provisions of the Code and should consult their tax advisors in this regard. To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in the shares sold pursuant to the tender offer, and any remaining portion will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder's holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a dividend, the tax basis (after any adjustment for a non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to the tax basis in any remaining shares held by such U.S. Holder.

        The Company may be required to withhold 28% of the gross proceeds paid to a U.S. Holder or other payee pursuant to the tender offer unless the U.S. Holder has completed and submitted to the Depositary a Form W-9 providing the U.S. Holder's employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

        Non-U.S. Holders.    If a Non-U.S. Holder's sale of shares pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain or loss recognized on the sale will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is "effectively connected" with a trade or business carried on in the United States by the Non-U.S. Holder (and if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder within the United States) or

(ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

        If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder's shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under "U.S. Holders." In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

        As described in Section 3 above, an applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the tender offer, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax exemption or reduction, and the refund procedures.

        FATCA Legislation.    Under legislation enacted in 2010, referred to as FATCA, and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to "foreign financial institutions" and "non-financial foreign entities" (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the tender offer.

        The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder's own tax advisor to determine the particular tax consequences to him or her of selling shares in the tender offer, including the applicability and effect of state, local and foreign tax laws.

14.   Extension of the Tender Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination of the tender offer.

        Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

        If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid for shares above $4.00 or decrease the price to be paid per share below $3.30 per share or increase or decrease the aggregate purchase price offered for shares being sought in the tender offer (but, in the case of an increase, only if we increase the aggregate purchase price as a result of which the number of shares being sought will increase by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.   Fees and Expenses; Dealer Manager; Information Agent; Depositary.

        We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as Dealer Manager, Innisfree M&A Incorporate to act as Information Agent, and Continental Stock Transfer & Trust Company to act as Depositary in connection with the tender offer. The Dealer Manager and the Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

        The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

        The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its affiliates may tender shares into the tender offer for their own account.

16.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

March 10, 2016

        The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each holder of the Company's common stock or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

By Telephone:	By First Class, Registered or Certified Mail or Express or Overnight Delivery:
9:00 a.m. to 6:00 p.m. New York Time, Monday through Friday, except for bank holidays: Call toll-free (800) 509-5586	Continental Stock Transfer & Trust Company 17 Battery Place—8th Floor New York, New York 10004 Attention: Corporate Actions Department

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Tender Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders may call toll-free from the U.S. and Canada: (888) 750-5834
From other locations: (412) 232-3651
Banks or Brokers may call collect: (212) 750-5833

The Dealer Manager for the Tender Offer is:

        BofA Merrill Lynch

Bank of America Tower
One Bryant Park
New York, New York 10036
(888) 803-9655 (toll-free)

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IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
  Who is offering to purchase my shares?
  What will be the Purchase Price for the shares?
  What will be the form of payment of the Purchase Price?
  How many shares will the Company purchase?
  How will the Company pay for the shares?
  How long do I have to tender my shares?
  Can the tender offer be extended, amended or terminated, and under what circumstances?
  How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?
  What is the purpose of the tender offer?
  Are there any conditions to the tender offer?
  How do I tender my shares?
  How will the tender offer affect the number of our shares outstanding and the number of record holders?
  Following the tender offer, will the Company continue as a public company?
  Can I change my mind after I have tendered shares in the tender offer?
  If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?
  How do I withdraw shares I previously tendered?
  In what order will the Company purchase the tendered shares?
  Has the Company or its Board of Directors adopted a position on the tender offer?
  Will the Company's directors and executive officers tender shares in the tender offer?
  If I decide not to tender, how will the tender offer affect my shares?
  What is the accounting treatment of the tender offer?
  When and how will the Company pay for the shares I tender?
  What is a recent market price for the shares?
  Will I have to pay brokerage fees and commissions if I tender my shares?
  Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?
  What are the U.S. federal income tax consequences if I tender my shares?
  Will I have to pay stock transfer tax if I tender my shares?
  Who can I talk to if I have questions?
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
INTRODUCTION
  To the Holders of our Common Stock
THE TENDER OFFER
The Depositary for the Tender Offer is
The Information Agent for the Tender Offer is
The Dealer Manager for the Tender Offer is